EXAR CORPORATION

Moderator: Tom Melendrez

April 28, 2005

12:30 pm CT

Operator:	Good afternoon my name is Shannon and I will be your conference facilitator. At this time I would like to welcome everyone to the Exar Corporation fiscal 2005 fourth quarter and year end results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period.

If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Melendrez you may now begin your conference.

Tom Melendrez:	Appreciate your assistance Shannon. To our listeners, thanks for joining us today for our fiscal 2005 fourth quarter and year end conference call. We will begin the call with an overview of the quarter by Roubik Gregorian, President and CEO, followed by a discussion of the financials by Ronald Guire, Executive Vice President and CFO. We’ll then open the conference call to questions.

Before we begin let me state that Exar adheres to the SEC’s requirements governing public company reporting obligations. The company provides its investors, financial analyst and the general public with guidance each quarter in its earnings news release and its conference calls. Exar will not provide any further guidance or updates on its performance during the quarter, unless it does so in an news release or other matter that’s compliant with Reg FD and Reg G as the case may be and other applicable laws rules and regulations.

The company’s guidance is based on current information and expectations as of today April 28, 2005. The company undertakes no duty to update such statements.

The company reports its financial results in accordance with GAAP. During this conference call reference may be made to non-GAAP financial measures. A complete reconciliation from GAAP, to non-GAAP financials but a period discussed is in the applicable company report on form 10K or 10Q filed with the SEC.

A non-GAAP financial measure is a numerical measure of the Company’s performance financial position that either excludes or includes amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The company believes that the non-GAAP measures set forth therein are useful to investors, financial analysts, and the general public for the performance of financial analysis.

The company uses these measures internally to evaluate the company’s operative performance. And the measures are used for planning and forecasting the future periods. However, non-GAAP measures are not in accordance with nor the substitute for GAAP measures. Other companies may use different or other non-GAAP measures and presentation of such results.

I also need to inform you that the information communicated in this conference call will include forward looking statements relating the company’s growth and earning prospects for – that involve risk and uncertainties. These risk and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in the telecommunication and data communications markets and our growth prospects therein, continued softness and demand for network and transmission products anticipate a completion of the inventory adjustment, possible obstruction to commercial activities as a consequence of terrorist activity or armed conflict, successful development, market acceptance and demand for the company’s products including those recently acquired, competitive factors such as uneven customer ordering patterns, pricing or completing solutions short fall, and anticipated revenue from recently acquired products, and the company’s successful execution of internal performance plans as well as the other risk details from time to time and the company’s SEC reports, including the report on form 10K for the fiscal year ending March 31, 2004 and form 10Q for the fiscal quarters ending June 30, 2004, September 30, 2004 and December 31, 2004. Listeners are encouraged to review these documents.

I’ll now turn this discussion over to Roubik Gregorian, President and CEO. Roubik.

Roubik Gregorian:	Thank you Tom. We’ve achieved improved results in the fourth quarter of fiscal year ‘05. Revenue grew 3.1% sequentially to $13.7 million dollars, with revenue expansion being driven by sequentially increasing both network transmission and serial communication product lines.

Gross margins increased 260 basis points sequentially to record 69.1% that excludes any benefits from $223,000 in previously written off inventory.

We minimized our operating loss by instituting strong expense reduction measures in the form of mandated vacation. Cash and equivalents increased by $4.4 million to approximately $446.3 million. And we delivered an EPS of 3 cents.

The overall book to bill ratio was 1.07-1 with booking increasing sequentially by approximately 4% versus Q3. The serial communications book-to-bill ratio was at parity. Revenue was up 9% and bookings were approximately flat versus Q3. Distribution bookings for UARTs were up. Channel inventory remained flat, and distribution sell-through was up by 7%.

Serial communications design wins were approximately 81 for the quarter. 72% of this design wins were for industrial applications, 26% for communication applications, and 2% were consumer application.

Video and imaging book-to-bill ratio was below parity. Network and transmission book-to-bill ratio was 1.16-1. Revenue was up 5%. And bookings were up 28% compared to Q3.

Most network and transmission customers resumed ordering suggesting that customers have worked off excess inventory. We continue to see good design win opportunities for our network and transmission products. During the quarter we won over 34 new designs, 35% in wire line access, 35% in metropolitan area network, 6% in wireless access, and 24% in other which includes diagnostic and test applications.

Network and transmission design wins in the quarter included a design Alcatel that was a chipset set including our OC-12 aggregation device for SONET applications. The 21 channel E1 analog front end. And the 12 channel T3/E3/LIU all three products were being used in the 4G add drop multiplexer for Alcatel.

At Adtran we are the 14 channel T1/E1 LIU design, where our optic for the optical multiplexer product. At Lucent we have the single transceiver T1/E1/LIU design for metro add drop multiplexer. At Alcatel we have another design with our 7 channel E1 line interface unit for an add drop multiplexer. At Hyperbridge we have a 2 channel T3 framer design. And at Huawei we have the 6 channel T3/LIU with digital cross-connect.

In addition to the design wins during the quarter we expanded our product portfolio by adding three intelligent dynamic clock switch devices to our market proven clock and timing product portfolio. These additions demonstrate our commitment to this growing market and our ability to deliver innovative solutions for mission critical next generation applications.

During Q4 we also completed the acquisition of a significant part of Infineon Technologies optical networking product line. With this acquisition we immediately expanded our SONET/SDH product portfolio by adding industry leading products covering all data rates, starting from OC-3 to OC-192. And we expect to see immediate revenue contributions from this product, which will continue to ramp over the next couple of years.

As we end fiscal year FY ‘05 I would like to reflect on our performance during the year just completed. Total revenue for fiscal year ‘05 was down sequentially by 14.6% compared to in FY-04. But this masks the underline fact about the product mix.

In our focused product areas networking and transmission products revenue increased 5% and serial communications product revenue remained approximately flat. Video and Imaging product revenue decreased by 63.4% which comprised the bulk of the revenue declined in a FY-05. The favorable product mix combined with efficient operating performance enabled us to increase the year FY-05 gross margins by 290 basis points compared to FY-04.

Cash increased for the year at $446.3 million. We expanded our product breadth by providing a family of T3/DS3 line interface units all leveraging our R3 technology, a family of integrated T3/DS3 line interface unit. And integrated T3/E3/STS-1 LIUs framer combination. We introduced our 2 1/2 gigahertz SONET/SDH transceiver for SONET applications. A new family of intelligence dynamic clock switch timing products where timing and clocking applications and advanced SONET OC-48 data aggregation framer and a family of 66 megahertz PCIUART product for our serial communications products.

Our product portfolio grew to an average greater than 39 design wins per month in fiscal year ‘05. And we completed the acquisition of the key product line.

As we enter to into FY ‘06 visibility is still limited with turns of approximately 40% for many of our products. However distribution inventories are close to a 12 month low. With sell-through showing 7% royalties fiscal in fourth quarter FY-05. All major OEM customers seem to be through their inventory reduction phases. And bookings are increased in the fourth quarter in FY-05 and expected to continue into Q1 in FY ‘06.

With the improvement in the bookings and the revenue associated with the newly acquired product in Q1 in FY-06 we expect revenue to grow by 10-12% and excluding the affects the amortization of the acquisition intangible assets and EPS of approximately 3 cents.

With our latest acquisition we immediately expand our SONNET product portfolio by adding leading products with industry’s level highest level of integration in its class. We will continue to actively seek opportunities to augment our product and technology which could accelerate our entering into new markets. Given our strong financial positions we are able to take immediate advantage of such opportunities as they come up to our attention.

And with that I turn it over to Ron Guire our Chief Financial Officer to give you more details on the financial.

Ronald Guire:	Thanks Roubik. Let’s start with the income statement first. Roubik has gone over some of this information already with you. Product revenue increased about 3.1% sequentially. And revenue for the product groups was approximately as follows: 28% of revenue from network and transmission that was up 5% sequentially, 67% of revenue from serial and other communication products which was up 9% sequentially, and 5% from video imaging and other custom products which was down 41% sequentially.

Within the network transmission area we experienced a 21% sequential growth in T1/E1 revenue. A 9% sequential growth in T3/E3 revenue, and we did see a fall off on our SONET revenue as a couple of the OEMs complete their inventory rebalancing.

For the year we saw double digit growth in T1/E1 products and SONET products. We saw very limited growth in the T3/E3 space.

Regionally revenue was derived from North America 56%, Europe 16%, Japan and Asia 28%.

Distribution accounted for 44% of revenue, which was up from 34% in the prior quarter. No OEM customer represented 10% or more in revenue in the quarter.

Gross margin was 70.8% for the quarter which includes $223,000 or as Roubik said 1.7% benefit from previously written off inventory. The net increase and gross margin also benefited from a shift in product mix as you saw the drop off on video and imaging revenue.

Operating expenses were up about 560,000 sequentially due to higher payroll taxes and among other things higher professional fees. Other income benefited from interest rate raise increases by about $400,000 sequentially.

The income tax rate for the quarter was about 15% which is similar to the year. And as Roubik indicated net income increased by about $480,000 sequentially resulting in 3 cents earnings per share.

Now looking over to the balance sheet we do see the cash marketable security increased about 4.3 million dollars in the quarter. And Exar has continued to have positive cash flow from operations on an annual basis for at least 18 straight years.

Accounts receivable increased slightly in the quarter. But DSOs dropped by two days sequentially to 24 days. We do expect receivables to increase as revenue increases.

Inventory decreased about $230,000 sequentially.

Now as far as guidance, visibility has not improved in the quarter. Orders that book and ship within the quarter remain slightly below the 40% range. We’re currently expecting the June quarter revenue to grow 10-12%, resulting in an estimated earnings per share of 3 cents. The growth and revenues expected to result from 3-5% with our historic product, and a balance of about 7% coming from newly acquired products.

In term of the Infineon product acquisition that we recently completed, we’ve indicated that we paid about $11 million for that acquisition. We currently expect to generate between 1-2 million dollars a quarter in revenue this fiscal year, and for the revenue to grow in access of 50% for the next fiscal year.

We expect the acquisition to be accretive by about 2-4 cents the first year. And to double during the second year depending on the charge that we have for amortizing intangibles related to that acquisition.

What I’d like to do know is to go ahead and open it up for question.

Operator:	At this time if you would like to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Sukhi Nahesh with SG Cowan.

Sukhi Nahesh:	Yeah congratulations on a good quarter.

Roubik Gregorian:	Thank you.

Sukhi Nahesh:	Can you tell us a little bit about what other opportunities that you would be looking at beyond Infineon purchase going forward?

Roubik Gregorian:	Well Sukhi we have been looking at opportunities that are like Ron said could be accretive and it will have revenue attached to it. And it will not be a technology that has revenue in the very future. So we’re looking at opportunities like the one that you saw which is complementary to our product line. And it not only has revenue attached to it but it also puts us – it is with a customer that’s very key and there are opportunities in the future that we can take advantage from that, although we are actually engaged with that customers anyways, but this strengthens it.

So we’re not looking at opportunities like that and obviously in some other areas like in timing at this something that we have entered in the market that we have a lot of products. But in order to accelerate the entry to that marketing we need some initial revenue so we are looking at that. So anything that is complementary to our existing product or it will allow us to diversify.

Sukhi Nahesh:	And you’d be looking at only execrative transactions?

Roubik Gregorian:	That has been definitely our preference.

Sukhi Nahesh:	Okay. Also did you say that for the rest of this year you’re going to have about a million to 2 million dollars per quarter contribution from (unintelligible) transactions? For the next year you said that it was going to double?

Roubik Gregorian:	It will go up 50% at this point.

Ronald Guire:	We believe it’s going to be in access of 50% increase the next fiscal year.

Sukhi Nahesh:	Okay. Great thank you very much.

Ronald Guire:	Sure.

Operator:	Your next question comes from Alex Gauna with UBS.

Alex Gauna:	Yes thank you. Just a follow up on that last question, what gives you the confidence for the 50% revenue increase? Is it the program that they’re in now ramping? Is it the addition of new programs? What’s the color behind that?

Roubik Gregorian:	Okay Alex certainly when we were doing the two diligence which talks to the customer and Infineon was giving you the forecast based on that customer’s input. And this is a new product. It’s a new class form that has been introduced by the customer and it is ramping up. And in addition to this one customer that we actually taking product right now, we are one other customer that’s in the process of designing in this product. So we expect that product to go into production by the end of this calendar year. So it will start generating revenue next year.

And then we’re also going to start selling this product to other audience. Now keep in mind that this product is at very highly complex framer. It goes from OC-3 all the way to 4 channel OC-192 which is a full gear. There is no such product in the market. Anybody tying to do a new design that would address the core they have to consider this product.

So there aren’t many companies can offer this. And there aren’t many companies who are designing this. So we are going to go after some new customers. So we see this growth coming from the main customer who is buying it right now. And another customer who is actually in the process of designing – well they have gone through evaluation design and they’re very close to actually getting it to production and hopefully some other customers.

Alex Gauna:	Is this design win for the acquired asset waiting to any opportunities to design or design in other Exar components?

Roubik Gregorian:	Absolutely that’s essentially one of the reasons that we acquired this because it puts us like I said this one OEM is something we are heavily engaged with them. And they’re one of our top customers. And the fact that we are going to be supplier of very critical product for them. It gives us the visibility and opportunity to work with them because there aren’t many companies who are focused in this area. And we think that this is not only important in terms of the revenue but it’s important in exactly the areas that you said, it will give us opportunity to sell our existing product and customize version of our existing product.

Alex Gauna:	Okay very good. If we’re look excluding the opportunities that’s inherit in this acquisition for the balance of 2005 or maybe I should say as business conditions recover, is the greatest delta for you an improvement do you think in the T1 product area? Is it T3? Or is it in the recovery of SONET right now given what your customers are telling you your design win profile etc?

Roubik Gregorian:	Well I think that the SONNET part has been, as Ron mentioned, has been down due to some inventory issues with our customer. And that inventory issue is behind us, so that revenue is going to comeback. And we expect this to grow in that area.

But we have a lot of success on the T1/E1 right now. And we have a lot of new design wins and we expect T1/E1 to grow the fastest. But then we also have – you have to realize that on the SONNET site our products have much higher AS speeds. So once they go into production they start generating revenue very quickly. Were as T1/E1 you need a little bit more volume.

Alex Gauna:	Okay. And the last question then. Given the guidance which strikes me as relatively modest and probably you know that’s a good thing given the limited visibility of the environment, but with the book to build the back log and the business conditions improving, is it safe for us to assume that your visibility on September the second half of the year is improving at present?

Roubik Gregorian:	Well it’s hard to say we can’t really say beyond one quarter so I think I would say from what you’re seeing the guidance that we have given for Q1 is reasonable. But beyond that we just have to see if this the momentum that we have seen continue. But visibility is too tight, it’s not something we can say is very it’s not easy to say.

Ronald Guire:	And now it’s being – part of the reason we believe that visibility hasn’t change a lot is there’s nothing to drive customers to give orders out any earlier than they are so the mean times as you see are still pretty close in capacity out there at least what we’ve been experiencing recently is still quite available. So there’s nothing grabbing customers to give longer looks and orders.

Alex Gauna:	Is distribution being incrementally more helpful. I know that there’s still a shortly time the environment as well but they ramped up now 44% of revenue so are you able to work with them in terms of anticipating demand beyond the same quarter or no?

Ronald Guire:	No.

Alex Gauna:	Okay fair. Thank you

Ronald Guire:	It’s the same issue with the distributors they probably will be and have for quite some time been a little more skittish and reactive you know immediately to market conditions.

Alex Gauna:	Okay. Thank you and congratulations on turning the quarter.

Roubik Gregorian:	Thank you Alex.

Operator:	Your next question comes from Sandy Harrison with Pacific Growth Equities.

Sandy Harrison:	Hi good morning guys.

Roubik Gregorian:	Hi Sandy Harrison.

Sandy Harris:	Just want to kind of follow up on some of, since the first realistic given accentuate the Infineon, wanted to quickly follow up on some of the comments for the earnings. I guess comments were that you expected it to be execrative this year. Yeah if I look at your guidance for this quarter you’re talking about it being up 7%, you’re talking about a flat bottom line. Am I reading too much into that or is this something that you guys this is your first quarter with it and there’s obviously going to be some adjustments to the operating expenses as you guys bring it in house and level what you’re getting?

Ronald Guire:	Sandy you’re probably reading a little bit into it. Clearly for the year we’re pretty convinced that this is going to be execrative, starting off with the first quarter and going through a little bit of the uncertainties you know we have to get these suppliers on board, have had to transfer a lot of the manufacturing from suppliers to our sub. So we’re going though a bit of those kind of hiccups the first quarter.

Sandy Harrison:	(Unintelligible) layers we go through the near term.

Ronald Guire:	We believe so yeah.

Sandy Harrison:	And then next year you feel as though talking about doubling the contribution obviously start to really get this thing to hump.

Ronald Guire:	Correct.

Sandy Harrison:	Okay. Looking at that when you guys look and look at your net trans business and how much it grew. How much of that do you think has sort of been the bounce back from the last couple of quarters being challenging and how much of it do you think is upside in demand if you taken a crack at that?

Roubik Gregorian:	Well we thing that it’s probably mostly historical design coming back. And so that new designs are basically lower volume and quality levels. But we have seen some of our customers basically depleted their inventory and they’re taking orders now.

Sandy Harrison:	Okay well that’s about it I have, okay thanks.

Roubik Gregorian:	Thank you.

Operator:	Your next question comes from Krishna Shankar with JMP Securities.

Krishna Shankar:	Yes if you look at the guidance for the June quarter the 10-12% is the gross there fairly evenly divided between T1/E1 of the optical products and serial communications can you give us some colorant to the components of the June quarter?

Ronald Guire:	We don’t have the specifics break down but I think our estimate is that we will continue to see some growth in the T1/E1 side. And clearly we believe you know the sought out revenue will start coming back as Roubik indicated because we already started seeing orders being placed for those OEMs that we were adjusting their inventories in prior quarters.

Roubik Gregorian:	Yeah I think the biggest one is going to be on the side. That’s because we have—the size revenue had declined and the OEM that’s we actually—we have seen some orders coming in and so I think that is indication that the size have come back than the other.

Krishna Shankar:	And in field communications I think trends in the distribution channel, both in the US and international markets?

Roubik Gregorian:	We have seen definitely the growth or strength in the US and like I mentioned earlier, you know, that has grown by 7% of sell through and internationally I think it’s…

Ronald Guire:	We think it’s going fine.

Roubik Gregorian:	Fine yes.

Krishna Shankar:	And finally on the Infineon acquisition did you folks actually acquire R&D resources and was there headcount increase in all or was this more from an IP transfer?

Roubik Gregorian:	They had a - Krishna, they had a group of 48 people. The only two - some people there to - because this is a very complex product and the two can only handle the applications people to be able to support the product on an ongoing basis.

I mentioned that we have other designers in the process. And we also took a few engineers who were familiar with the chip but not necessary to work on that.

So the resources that we have taken are about seven or eight people but these are people who will partially support that activity on the application side and the other designer is going to essential help on the other Internet or SONET products that we are working on. So it was very - the leanest number of people that we took.

Krishna Shankar:	Okay great, thank you.

Roubik Gregorian:	Sure.

Operator:	Your next question comes from Eliot Glazer with Dupasquier

Eliot Glazer:	Yes Gentlemen, first a couple of housekeeping questions. Roubik, what was that first book to bill number you gave for the company overall for the quarter?

Roubik Gregorian:	Okay let me go back to my notes. It is 1.07 to 1.

Eliot Glazer:	Thank you. Okay now the completed sale to Exxon from Infineon at $11 million, has that - was that paid in the quarter or subsequent to the order?

Ronald Guire:	It was paid subsequent to the quarter. We closed the transaction about the middle of April.

Eliot Glazer:	Okay so we can subtract $11 million from the 446.

Ronald Guire:	Correct. Correct.

Eliot Glazer:	Okay. Next, I thought I heard earlier that you were gradually transferring the manufacture of the OC-3 to OC-192 line from other suppliers to yourselves. Can you give us a little more color on that? Where was it manufactured? Where will it be manufacturer?

Ronald Guire:	It’s manufactured at an outside foundry. It was originally manufactured there with Infineon. It will continue to be there under us. We will not move that product.

No, what I was trying to indicate is that the relationship with the foundry and the transfer of the product’s ownership from Infineon to us takes, you know, a week or two to get solved with the suppliers. So the product is not going to be moving.

Roubik Gregorian:	And if we - the product has - we essentially get masks transferred to us - the ownership of the mask transferred to us. And we will place orders with that foundry and they will continue using that mask to generate products for us.

Eliot Glazer:	So the real change is going to be in marketing the products.

Roubik Gregorian:	Marketing yes selling. Yeah exactly but it’s - we have the fulfillment otherwise we have to ship the product to our existing customer so they replace the orders with us and they have already gone through that.

And then in terms of continuing the design of activities with the other customer we will do that. And remember I mentioned we hired four off the application range in here so they essentially help them to continue with that process and once it goes to production we will place orders with the same foundry to ship products to this new customer.

Eliot Glazer:	Where will the four engineers that you hire - be at the foundry or at your factory?

Roubik Gregorian:	No these are engineers are here or (unintelligible), they have actually moved to our facility.

Eliot Glazer:	That’s what I wanted to know.

Roubik Gregorian:	Yes.

Eliot Glazer:	Okay. Now what plans to do you have, if any, in this video and imaging area? Is this just going to gradually decline to zero? Are you going to sell it? Are you going to try to beef it up?

Roubik Gregorian:	Well I think we are looking at it opportunistically and we are being more aggressive in trying to pull some opportunities that comes our way and because nowadays we are looking at growth opportunities anywhere so it is something that we are trying to keep the source of the revenue going.

So - but if you don’t really very high levels of activities in that area but we are looking at our older customers and if there are opportunities we are considering so we are not going to let it die.

Eliot Glazer:	Okay. Lastly, with sales so low, expensed research and development has been running about 40% to sales.

Roubik Gregorian:	Yes.

Eliot Glazer:	Do you expect to keep R&D at 40% of sales. Do you expect to lower it in the aggregate or do you expect the percentage of R&D, the sales to decline automatically as sales rise in subsequent years?

Roubik Gregorian:	Well Eliot I think the R&D efforts that we are doing are basically for the future. We are designing products in areas. The majority of our R&D dollars are now going into in area of Internet over SONET which is an area of growth that we believe that there would be growth opportunities in that area.

The other areas, like T1/E1, T3/E3 and the other SONET areas, we are basically then most of the products so we are not putting a lot of R&D dollars there.

And then we are also putting R&D dollars in our clock and timing. So we have to continue this R&D effort. And we are trying to fund it with our existing product so that we can have growth opportunities in the future. So if we cut that then essentially it’s going to be—we cannot possibly growth.

Ronald Guire:	And Eliot just to add that, our model that we’re driving to is an R&D spending level of between 20% and 24% as a company and clearly as you indicated the revenue is at a very low point right now.

So the intent is not too significantly grow the R&D expense but to, you know, bring our revenue up where we’re back in line again. So that’s our target and has been our target for quite some time. It’s about a 20% to 24% spending level.

Eliot Glazer:	I have to ask one more question based on something Roubik just said. So you’re spending money in Internet, SONET, clocks and timing. Can you mention any end market applications for these new products?

Roubik Gregorian:	Well clock and timing are obviously there’s a market that anywhere that there’s a digital system there’s a clock source so it’s a very diverse market and it’s a huge market.

Now we have done some R&D there and we have introduced two families of products. We are introducing some new product and obviously entering into a market is not very easy so we have to make our way in by having a better product, more cost effective so we are doing all that.

And in fact we are successful by getting one of our products right now qualified in a major OEM that will essentially start showing revenue in the next quarter or so.

Now the market is there for this product. It’s just that we are essentially trying to get into the market. Now Internet or SONET is a market that we believe that and everybody believes that SONET is a transport technology for the wide area network and metropolitan area network and local area networks are namely - mainly Internet.

So these two things have to come to each other and people are demanding this. Any new add drop multiplexer, any digital cross connect designed today it’s using an Internet interface on it so we believe that - in fact if we had the product today we could sell it.

But it - again these products are very complex and they are system on a chip designs and very expensive to design so the market is there for these products and we believe that we can leverage that.

Ronald Guire:	And just to supplement that a little bit, on the clock area if you look at some of the end applications these would be more complex systems that we’re going after initially, such as routers, servers, the first design wins are in the server areas, storage area networks and various communication equipment.

Eliot Glazer:	Thank you. That explanation is very helpful.

Roubik Gregorian:	Thank you.

Operator:	Your next question comes from (Nicholas) Aberle with Caris & Company.

(Nicholas) Aberle:	Good morning.

Ronald Guire:	Good morning.

Roubik Gregorian:	Good morning (Nicholas).

(Nicholas) Aberle:	Just still taking a little bit on the Infineon product line acquisition. With the contribution of those revenues and the cost associated with them, what type of revenue - quarterly revenues do you guys have to achieve now to achieve operating income breakeven?

Ronald Guire:	Fort the company?

(Nicholas) Aberle:	Yep.

Ronald Guire:	It has not really changed much. We’re still looking at between $16 and $17 million a quarter in revenue, which is similar to what we were talking about before. Clearly the margins on the new products are very similar to the corporate average so their not detracting from that so the breakeven is still in the $16 to $17 range.

Roubik Gregorian:	And (Nick), the cost associated with then new products you mentioned is just a few ad comps that we added for the (ab) support and the other ones are basically added to accelerate our Internet or SONET product development. In terms of any other mass costs or anything, we don’t have any. Just normal manufacturing costs that’s associated to the orders.

(Nicholas) Aberle:	Okay and so you guys are talking about $1 to $2 million per quarter in revenue contribution. This quarter it looks like it’s going to be more around the $1 million and that’s probably because it’s only partially contributing. So we can look at it to drive nearer to the $2 million level for the out quarters remaining in fiscal ‘06?

Ronald Guire:	Yeah (Nick), I would just rather leave it as between $1 or $2 million right now.

Roubik Gregorian:	Yeah. And…

((Crosstalk))

Ronald Guire:	Clearly we’re just getting started on this.

Roubik Gregorian:	We’re just getting started so we have to get a better feel for that. All that we—we have talked to the customers but I think the numbers as you said, $1 to $2 million is probably a good number.

(Nicholas) Aberle:	And is the visibility in that business any better than the core business?

Ronald Guire:	In terms of the number of customers there’s—right now there’s one major customer for it that’s in production. We have a reasonable feel of the quantities that those customer—or that customer is taking today but in terms of the historic visibility from this customer it is not any better than the market.

Roubik Gregorian:	And (Nick), this is a new platform that they have introduced last year and they just—they started last year in ‘04. So it is something that it will continue but of course like Ron mentioned the visibility for these products are not very clear.

(Nicholas) Aberle:	All right and with respect to the serial communications business we saw a pretty nice pickup this quarter but bookings remained flat and it looks like it’ll probably be flattish for the out quarter in terms of revenue contribution. Is there seasonality involved there and what exactly is going on that that’s rolling over a little bit?

Ronald Guire:	(Nick), we would expect to see some growth in the serial com. Remember what’s picked up this last quarter was really the distribution component of the serial com.

Roubik indicated to you with—the distributor saw 7% growth in the point of sales. What we would expect to see in the next couple of quarters is that we had talked about previously some of the consumer type business coming back such as the Mitsubishi program with their (DLV) TVs. There tends to be a little more seasonality involved in those. So we think, you know, that there’s still some growth to be expected on the OEM side.

(Nicholas) Aberle:	And you guy had turns would be in the 30s for next quarter. What were they in Q4?

Roubik Gregorian:	It’s about the same.

Ronald Guire:	You know, we said they were in the—just below 40% for this prior quarter.

(Nicholas) Aberle:	Got you. And then lastly any type of—can you guys give any type of SG&A, R&D expense guidance for the June quarter?

Ronald Guire:	We would expect expenses to be fairly flat with the expectation of, you know, these few additions we talked about from the acquisition.

(Nicholas) Aberle:	Perfect. All right good luck in fiscal ‘06 guys.

Ronald Guire:	Thanks.

Roubik Gregorian:	Thank you.

Operator:	Your next question comes from Gus Richard with First Albany (and) Capital.

Gus Richard:	Yeah, actually most have been answered. But real quick—what’s the tax rate going forward?

Ronald Guire:	I would estimate about a 20% tax rate, at least initially for the next fiscal year.

Gus Richard:	Okay and I missed some of the questions on—in the end. Did you guys pick up people with the product or just (amass) that?

Roubik Gregorian:	We picked up some people Gus. We landed a lot of people, about seven people.

Gus Richard:	Okay so it won’t have a material impact on R&D or SG&A.

Roubik Gregorian:	Well just the impact of the salary yeah.

Gus Richard:	Right, got it. All right, that’s it for me. Thanks.

Operator:	Your next question is a follow-up from Sukhi Nagesh with SG Cowen.

Sukhi Nagesh:	Yeah I was just wondering if you guys could tell a little bit about your, you know, the stock option it doesn’t seem that it’s going to happen starting the beginning of ‘06 and what should (unintelligible) be in terms of effect to your operating expenses?

Ronald Guire:	Sukhi clearly this is an issue that, you know, weighs on the board and the board is taking a look at this. I guess the good thing was that the SEC put off, you know, the expensing of the options for a bit. For us, it would effect us starting a year from now in the April quarter of next year so there’s really not a lot of decisions that have been reached yet.

We continue to monitor what’s going on in the market, you know, and watching what companies are doing. It is still very, as you know, very very important in this industry to have, you know, at least some compliance of equity involved to hire these very key engineers so, you know, we don’t know exactly where it’s going to go yet but we’re going to continue to monitor it.

Sukhi Nagesh:	So I mean you have a significant amount of stock option expense and it seems like if SEC really gets—goes into effect last—next year your bottom line will be affected quite significantly.

Ronald Guire:	I would expect with another year going by that probably will be reduced quite a bit.

Sukhi Nagesh:	That’s what I was saying yeah.

Ronald Guire:	Yeah because the number of options clearly has one down. You know, during the heydays of 2000, 1999-2000 companies had to be fairly aggressive with being able to hire employees and as you know with granting auctions that’s fallen off fairly significantly due to the downturn.

Sukhi Nagesh:	Okay great. Thank you.

Operator:	Your next question comes from (Rob Thomas) with (RK Capital Management).

(Rob Thomas):	Yeah. Just a follow-up question on the SG&A, your sales were down quite a bit. Operating—your SG&A was roughly flat and I imagine and I think you alluded to it but the professional fee component and probably Sarb-Ox probably had a meaningful impact. Could you give us any kind of flavor on the increase you saw related to that and then maybe ongoing expense related to that?

Ronald Guire:	I’m sorry; I only caught part of that. I know the part I had to do with professional fees and operating expenses. There is absolutely no question that Sarbanes-Oxley had an impact on the quarter.

A big of a surprise quite honestly. As the 404 audit work continued, what we continued to see was an expansion of the audit and the ground work as auditors were facing a new issue with doing this type of work. So they came to us, you know, toward the beginning of the quarter and told us that, you know, now they felt the scope was little bit larger and that the fees looked like they were going to be twice as much as originally projected.

And I think they did this pretty much throughout the issues with all public companies. So yes expenses were reasonably high during the quarter relating to that. Going forward, right now we’re estimating those fees to be probably anywhere from I would say 1/2, maybe 40% to 60% of what we experienced this last year.

(Rob Thomas):	Okay and then just from a pricing perspective, what are you seeing in the market and potential impact that could have on gross margins looking forward?

Ronald Guire:	That the Sarbanes would have?

(Rob Thomas):	No no the pricing impact you’re seeing in the market.

Ronald Guire:	Okay sure. Really the pricing has been fairly stable I would say. There’s generally pressure on larger design activities that go on, you know, larger buys or larger programs. But I don’t think anything was out of the ordinary during this last quarter pricing wise. So we still would expect to stay in the mid to high 60s in terms of gross margins for a while.

Roubik Gregorian:	Yeah actually pricing has started to stabilize to an extent.

(Rob Thomas):	Yeah and it’s the final question—will you take some time and post this at Infineon cautions to, you know, make sure it goes okay your is it small enough that you feel like you could be back in the market with an acquisition in that shorter time period?

Roubik Gregorian:	Well I think there is some work that they have to do. We have to basically (unintelligible) the manufacturing. We have to start handling the manufacturing ourselves. In other words we have to handle the test and all the other logistics, which we have to do. So from our prices point of view we have to bring it in so there’s some work that we have to do. But in terms of looking at other opportunities, we always do that. And we are actually right now looking at any opportunity that comes our way. So the people who are involved in bringing that in are no the same as the ones who are looking.

(Rob Thomas):	Great. Thanks (unintelligible).

Ronald Guire:	Thank you. We’ve only got time for a couple more questions.

Operator:	Your next question is from (Harrison Kareem) with Pacific Growth Equities.

(Harrison Kareem):	Hi, you guys have alluded to these answers. I just want to pin you down. The first question is about gross margins regarding the Infineon acquisition. Is that going to be 65% to 70%? Is that where it’s going to pan out?

((Crosstalk))

Ronald Guire:	I’m sorry go ahead.

Roubik Gregorian:	Well the gross margin is basically going to be about online with what we have with our existing products, I mean it’s…

Ronald Guire:	Yeah it should not detract from the overall company gross margin.

(Harrison Kareem):	Okay but towards the higher end which is where the transmission products been today, is that fair?

Ronald Guire:	Right.

Roubik Gregorian:	Approximately yes, thank you.

(Harrison Kareem):	Okay. And then secondly, regarding customer concentration on that product line, you’re talking about one customer ramping. So would they be more than 50% to 70% of revenues for the (popcorn)?

Roubik Gregorian:	Well right now it is probably—right now it’s 100% so going forward we have other customers, like I mentioned there’s one more customer who is very close to going into production so there’ll be two but the first one is going to be the bigger one. And then there are the other opportunities.

(Harrison Kareem):	Okay. And so this is a customer that you’ve been selling to before the acquisition, is that corrects?

Roubik Gregorian:	That’s correct.

(Harrison Kareem):	So would they be a 10% customer in the June quarter?

Ronald Guire:	That would be our expectation.

Roubik Gregorian:	Yes.

(Harrison Kareem):	Okay and is that one you’ll disclose (unintelligible)?

Roubik Gregorian:	June quarter?

Ronald Guire:	We will clearly disclose any 10% customers.

Roubik Gregorian:	June quarter yes.

(Harrison Kareem):	Okay. And then could you talk about what the end application is for this customer?

Roubik Gregorian:	The end application is the next—is an adjunct market (flexor).

(Harrison Kareem):	Okay. And is that something that’s being sold in a specific project in the US or internationally to the (unintelligible).

Roubik Gregorian:	Well right now that product is being sold in Europe and internationally and they are going to go into a—into US also. So this is more like an (HDH) product and the assigned version would be coming up soon for the American market.

(Harrison Kareem):	Okay and then finally regarding OPEX will that be about $400,000 higher quarter on quarter from the acquisitions. Is that about right?

Roubik Gregorian:	That’s because of the people here?

(Harrison Kareem):	Yeah. Will it is our gross margin but something’s moving around next quarter.

Roubik Gregorian:	Right.

Ronald Guire:	So you’re right. It was three $400,000 write-downs the estimate for that kind of new (unintelligible).

(Harrison Kareem):	Okay.

Ronald Guire:	Other than the question though that we are not sure of yet is what the cost of, you know, intangibles will be as a result of this acquisition. There is a company an evaluation now for us in that regard breaking down the purchase price into various assets and we will have to take a look at what that amortization will be going forward.

(Harrison Kareem):	Okay but is the $300-$400,000 just actual cash expense?

Ronald Guire:	Correct.

(Harrison Kareem):	Right. Okay great. That’s all the questions. Thank you.

Operator:	Ladies and Gentlemen, we have reached the end of the allotted time for questions and answers.
Mr. Melendrez, are there any closing remarks?

Tom Melendrez:	Yes Shannon. A replay of this call will be available today after 5:30 p.m. Eastern Daylight Time until 8:00 p.m. Eastern Daylight Time on May 5, 2005.

Please refer to our Web site, www.exar.com for details.

Thank you for joining us today. We look forward to communicating with you again in July to review our fiscal year ‘06 first quarter results.

Have a good day.

Operator:	This concludes today’s Exar Corporation’s Fiscal 2005 Fourth Quarter and Year-End Results conference call.

You may now disconnect.

END